STATE of DELAWARE

CERTIFICATE of AMENDMENT TO

CERTIFICATE of TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.), the undersigned Trust executed the following certificate of amendment to its certificate of trust:

FIRST:	The name of the Trust is PowerShares Actively Managed Exchange-Traded Commodity Fund Trust

SECOND:	The Certificate of Trust is hereby amended as follows:

First:	The name of the Trust is Invesco Actively Managed Exchange-Traded Commodity Fund Trust (“Trust”).

THIRD:	This Certificate of Amendment Shall be effective on June 4, 2018.

(Signatures on Next Page)

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Certificate of Amendment of Certificate of Trust as of this 19th day of April, 2018.

/S/ Ronn R. Bagge Ronn R. Bagge, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/S/ Yung Bong Lim Yung Bong Lim, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/S/ Todd J. Barre Todd J. Barre, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/S/ Phillip M. Nussbaum Philip M. Nussbaum, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Kevin M. Carome Kevin M. Carome, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/S/ Gary R. Wicker Gary R. Wicker, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/S/ Marc M. Kole Marc M. Kole, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/S/ Donald H. Wilson Donald H. Wilson, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515